EXHIBIT 11.    STATEMENT RE:  COMPUTATION OF BASIC EARNINGS PER SHARE AND
                         DILUTED EARNINGS PER SHARE (Unaudited)

                     Eli Lilly and Company and Subsidiaries

                                               Three Months                   Nine Months
                                           Ended September 30,           Ended September 30,
                                           1998           1997           1998            1997
                                        -------------------------------------------------------
                                                  (In millions except per-share data)
BASIC:
Net income (loss)................       $  518.2        $  456.9       $1,530.6        $ (842.6)

Preferred stock dividends........            (.2)           (0.7)          (1.5)           (2.0)
                                        --------        --------       --------        --------

Adjusted net income (loss).......       $  518.0        $  456.2       $1,529.1        $ (844.6)
                                        ========        ========       ========        ========

Average number of common shares
   outstanding...................        1,091.6         1,101.8        1,096.9         1,101.1

Contingently issuable shares.....              -               -             .4               -

Adjusted average shares..........        1,091.6         1,101.8        1,097.3         1,101.1
                                        ========        ========       ========        ========

Basic earnings (loss) per
   share.........................       $   0.47        $   0.41       $   1.39        $  (0.77)
                                        ========        ========       ========        ========

DILUTED:

Net income (loss)................       $  518.2        $  456.9       $1,530.6        $ (842.6)

Preferred stock dividends........           (0.2)           (0.7)          (1.5)           (2.0)
                                        --------        --------       --------        --------

Adjusted net income (loss).......       $  518.0        $  456.2       $1,529.1        $ (844.6)
                                        ========        ========       ========        ========

Average number of common shares
   outstanding...................        1,091.6         1,101.8        1,096.9         1,101.1

Incremental shares:
   Stock plans and contingently
   issuable shares...............           26.6            28.0           27.6               -
                                        --------        --------       --------        --------

Adjusted average shares..........        1,118.2         1,129.9        1,124.5         1,101.1
                                        ========        ========       ========        ========

Diluted earnings (loss)
   per share.....................       $   0.46        $   0.40       $   1.36        $  (0.77)
                                        ========        ========       ========        ========

For 1997, because the inclusion of stock options and other incremental shares would be antidilutive, earnings per share has been calculated assuming no incremental shares.